EXHIBIT 10(iii)(f.4)

EXXON MOBIL CORPORATION
BOARD OF DIRECTORS RESOLUTION
REGARDING
NON-EMPLOYEE DIRECTOR COMPENSATION
July 29, 2024

At a meeting of the Board of Exxon Mobil Corporation, duly called and held at 22777 Springwoods Village Pkwy, Spring, Texas, on July 29, 2024, at which a quorum was present and voting, the following resolution was presented and, on motion made and seconded, duly adopted:
“RESOLVED, that, effective October 1, 2024, each member of the Board of Directors who is not an employee of the Corporation or of any of its affiliated companies (a “non-employee director”) be compensated at the rate of $110,000 per annum, and that in addition,
a) each non-employee director designated as Chair of the Audit Committee, Chair of the Compensation Committee, Chair of the Environment, Safety and Public Policy Committee, or Chair of the Finance Committee be compensated at the rate of $20,000 per annum;
b) the non-employee director designated as Lead Director be compensated at the rate of $50,000 per annum; and
c) non-employee directors receive no additional fees for serving on, or attending regular or special meetings of, the Board or any committee of the Board, or for execution of written consents to action in lieu of meetings of the Board or any such committee, but be reimbursed for reasonable expenses if any; and that the resolutions regarding non-employee director remuneration adopted by the Board of Directors on February 26, 2020 be, and hereby are, revoked.”
1